PACIFIC INDUSTRIAL CORPORATION

                       A Nevada Corporation






                            Exhibit 23

            Consents of Independent Public Accountants

James E. Slayton, CPA

3867 WEST MARKET STREET
SUITE 208
AKRON, OHIO 44333




                                             July 23, 1999

To Whom It May Concern:

     The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of July 23, 1999, on the Financial Statements of Pacific Industrial Corporation from the inception date of November 20, 1998 through May 31, 1999, in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,




/S/James E. Slayton, CPA
Ohio License ID# 04-1-15582